Exhibit 4.2

CONSENT AND WAIVER

The undersigned are the holders (the “Noteholders”) of more than fifty percent (50%) of the outstanding principal of 8% secured convertible promissory notes in the aggregate original principal amount of $1,750,000 due March 31, 2017 (the “Notes”) and related warrants for the purchase of 3,500,000 shares of common stock of Good Earth (the “Warrants”) issued by Good Earth Energy Conservation, Inc., a Delaware corporation (“Good Earth”), under a Note and Warrant Purchase Agreement dated April 10, 2012, as amended (the “Purchase Agreement”), pursuant to a series of closings on April 10, 2012, April 15, 2012, May 8, 2012 and July 16, 2012. The Notes are secured by a security interest in certain assets of Good Earth granted to Fort Worth EV Investors L.L.C., a Texas limited liability company, as agent for the Noteholders, pursuant to a Security Agreement dated April 10, 2012 (the “Security Agreement”). In connection with the issuance of the Notes and the Warrants, Good Earth and the Noteholders also executed and delivered Equityholders Agreements dated April 10, 2012 and July 16, 2012 (the “Equityholders Agreements”) and Registration Rights Agreements dated April 10, 2012 and July 16, 2012 (the “Registration Agreements” and together with the Notes, the Warrants, the Purchase Agreement, the Security Agreement and the Equityholders Agreements, the “Transaction Documents”).

The Board of Directors and stockholders of Good Earth have approved the merger of Good Earth with and into Numbeer Acquisition, Inc., a Nevada corporation (“Acquisition”), a wholly-owned subsidiary of Numbeer, Inc., a publicly-held Nevada shell company (“Numbeer”), with Good Earth as the surviving entity (the “Merger”), under an Agreement of Merger and Plan of Reorganization attached hereto as Exhibit A and by reference made a part hereof (the “Plan”). Pursuant to the Plan each share of common stock, $0.01 par value of Good Earth (“Good Earth Common Stock”) issued and outstanding immediately prior to the effective date of the Merger will be converted into a 0.39733333 fractional share of common stock, $0.001 par value, of Numbeer (“Numbeer Common Stock”).

The Board of Directors of Numbeer has approved Amended and Restated Articles of Incorporation of Numbeer attached hereto as Exhibit B and by reference made a part hereof (the “Amendment”), to (1) increase its authorized capital stock to 110,000,000 shares, of which 100,000,000 will be designated Common Stock and 10,000,000 will be designated Preferred Stock, (2) effect a forward-split (the “Split”) such that each share of Numbeer Common Stock issued and outstanding immediately prior to filing of the Amendment will be converted into that number of shares of Numbeer Common Stock obtained by dividing each share of Numbeer Common Stock by 0.39733333, with the effect that following the Merger and the Split, for each one share of Good Earth Common Stock issued and outstanding as of the date hereof, there shall be substituted one share of Numbeer Common Stock, and (3) change the name of Numbeer to “Good Earth Energy Conservation, Inc.” The Amendment will be filed with the Nevada Secretary of State after the consummation of the Merger and as soon as practical after all regulatory requirements have been satisfied.

The undersigned hereby:

(a)          waive the right to receive prior written notice of the proposed Merger as required by the Transaction Documents;

(b)          waive any rights of appraisal in connection with the consummation of the Merger;

(c)          waive any anti-dilution adjustments to the number of shares of common stock of Good Earth into which the Notes are convertible or for which the Warrants are exercisable that occur on or before the Merger;

(d)          consent to the Merger in accordance with the terms and provisions of the Plan;

(e)          acknowledge that the obligations of Good Earth under the Transaction Documents will continue to be the obligations of Good Earth following the Merger, except as modified by this Consent and Waiver;

(f)          consent to the assumption by Numbeer of the Notes and the Warrants and to the substitution of shares of Numbeer Common Stock for shares of Good Earth Common Stock issuable upon conversion of the Notes and exercise of the Warrants on the following terms: (1) immediately following the effective date of the Merger, each share of Good Earth Common Stock issued and outstanding immediately prior to the Merger will be converted into a 0.39733333 fractional share of Numbeer Common Stock, and (2) immediately following the effective date of the Split, each share of Numbeer Common Stock issued and outstanding immediately prior to filing of the Amendment will be converted into that number of shares of Numbeer Common Stock obtained by dividing each share of Numbeer Common Stock by 0.39733333, with the effect that following the Merger and the Split, for each one share of Good Earth Common Stock subject to the Notes and the Warrants as of the date hereof, there shall be substituted one share of Numbeer Common Stock;

(g)          extend the date on which the interest rate on the Notes will increase from eight percent (8%) per annum to twelve percent (12%) per annum under Section 9 of the Purchase Agreement to May 31, 2013; and

(h)          except as modified by this Consent and Waiver, ratify and reaffirm in all respects all of the covenants, terms and conditions of the Transaction Documents, and all documents, instruments and agreements executed in conjunction therewith.

Executed in counterparts effective as of May 22, 2013.

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Agent for the Noteholders:	Fort Worth EV Investors L.L.C.,
a Texas limited liability company

	By:	/s/ James K. Phillips
James K. Phillips,
Authorized Signatory

Noteholders:	Fort Worth EV Investors L.L.C.,
a Texas limited liability company

	By:	/s/ James K. Phillips
James K. Phillips,
Authorized Signatory

[signature page 1 – Consent and Waiver]

Brigadier Investment Group

By:	/s/ Craig Kirsch
Name:	Craig Kirsch
Title:	Managing Member

[signature page 2 – Consent and Waiver]

Evolution Capital Partners LLC

By:
Name:
Title:

[signature page 3 – Consent and Waiver]

Gerald Entine 1988 Family Trust

By:
Name:
Title:

[signature page 4 – Consent and Waiver]

The A and C Horn Trust

By:
Name:
Title:	Trustee

[signature page 5 – Consent and Waiver]

Tom Niedermeyer

[signature page 6 – Consent and Waiver]

EXHIBIT A

AGREEMENT OF MERGER
AND PLAN OF REORGANIZATION

EXHIBIT B

AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF NUMBEER, INC.